Exhibit 2.1

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “JET TOKEN INC.”, FILED IN THIS OFFICE ON THE TWENTY-NINTH DAY OF OCTOBER, A.D. 2018, AT 3:11 O`CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State

6915862 8100	Authentication: 203718441
SR# 20187367444	Date: 10-31-18

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 03:11 PM 10/29/2018 FILED 03:11 PM 10/29/2018 SR 20187367444 - File Number 6915862	FIRST AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

JET TOKEN INC.

Jet Token Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does herby certify that this First Amended and Restated Certificate of Incorporation amends and restates the Certificate of Incorporation of Jet Token Inc. The original Certificate of Incorporation of Jet Token Inc. was filed with the Secretary of State of the State of Delaware on June 4, 2018.

ARTICLE I: NAME.

The name of this corporation is Jet Token Inc. (the “Corporation”).

ARTICLE II: REGISTERED OFFICE.

The address of the registered office of the Corporation in the State of Delaware is 3422 Old Capitol Trail, Suite 700, Wilmington, DE 19808 in the county of New Castle. The name of its registered agent at such address is Delaware Business Incorporators, Inc.

ARTICLE III: DEFINITIONS.

As used in this Certificate of Incorporation (the “Certificate of Incorporation”), the following terms have the meanings set forth below:

“Original Issue Price” means $0.03 per share for the Series Seed Preferred. The Original Issue Price for any other series of Preferred Stock shall be set forth in the Statement of Share Rights designating such series.

“Requisite Holders” means the holders of at least a majority of the outstanding shares of Preferred Stock (voting as a single class on an as-converted basis).

ARTICLE IV: PURPOSE.

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE V: AUTHORIZED SHARES.

The total number of shares of all classes of stock that the Corporation has authority to issue is Two Hundred Million (200,000,000) shares, consisting of (a) One Hundred Fifty Million (150,000,000) shares of Common Stock, $0.0000001 par value per share and (b) Fifty Million (50,000,000) shares of Preferred Stock, $0.0000001 par value per share. The Preferred Stock may be issued from time to time in one or more series, each of such series to consist of such number of shares and to have such terms, rights, powers and preferences, and the qualifications and limitations with respect thereto, as stated or expressed herein. As of the effective date of this Certificate of Incorporation, Ten Million (10,000,000) shares of the Preferred Stock of the Corporation are hereby designated “Series Seed Preferred’’ and Forty Million (40,000,000) shares of the Preferred Stock of the Corporation are undesignated Preferred Stock.

A.	COMMON STOCK

The following rights, powers privileges and restrictions, qualifications, and limitations apply to the Common Stock.

1.       General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and privileges of the holders of the Preferred Stock set forth in this Certificate of Incorporation.

2.       Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). Unless required by law, there shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

B.	BLANK CHECK PREFERRED STOCK

The Board of Directors of the Corporation is expressly authorized to provide, out of up to 40,000,000 shares of undesignated Preferred Stock, for one or more series of Preferred Stock and, without the consent or vote of the Corporation’s shareholders, with respect to each such series, to fix the number of shares constituting such series. Subject to compliance with the applicable protective voting rights that have been granted in the Certificate of Incorporation, as it hereafter may be amended or restated, but otherwise without the consent or vote of the Corporation’s shareholders, the Board of Directors of the Corporation is expressly authorized (i) to provide for the rights, privileges, preferences, qualifications, limitations or restrictions of any such additional series of Preferred Stock, which may be subordinated to, pari passu with, or senior to the Series Seed Preferred and/or Common Stock (including, without limitation, with respect to liquidation preferences, dividends and/or approval of matters by vote or written consent); (ii) to set forth the designation of such series, the voting powers, if any, of the shares of such series, and the rights, privileges, preferences, and any qualifications, limitations or restrictions thereof, of the shares of such series in an amendment to the Certificate of Incorporation, by way of a certificate of designation or other appropriate filing (the “Statement of Share Rights”); and (iii) to issue from time to time in one or more such series up to 40,000,000 shares of undesignated Preferred Stock authorized under the Statement of Share Rights, as the same may be amended or restated from time to time.

C.	SERIES SEED PREFERRED STOCK

The following rights, powers and privileges, and restrictions, qualifications and limitations, shall apply to the Series Seed Preferred except as may be provided for in any Statement of Share Rights as may be filed with respect to any new series of Preferred Stock that is designated by the Board of Directors after the date of the filing of this Certificate of Incorporation. Unless otherwise indicated, references to “Sections” in this Part C of this Article V refer to sections of this Part C.

1.	Liquidation, Dissolution, or Winding Up; Certain Mergers, Consolidations and Asset Sales.

1.1           Payments to Holders of Series Seed Preferred. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation or any Deemed Liquidation Event (as defined below), before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, the holders of shares of Series Seed Preferred then outstanding must be paid out of the funds and assets available for distribution to its stockholders, an amount per share equal to the greater of (a) the Original Issue Price for such share of Series Seed Preferred, plus any dividends declared but unpaid thereon, or (b) such amount per share as would have been payable had all shares of Series Seed Preferred been converted into Common Stock pursuant to Section 3 immediately prior to such liquidation, dissolution or winding up or Deemed Liquidation Event. If upon any such liquidation, dissolution, or winding up or Deemed Liquidation Event of the Corporation, the funds and assets available for distribution to the stockholders of the Corporation are insufficient to pay the holders of shares of Series Seed Preferred the full amount to which they are entitled under this Section 1.1, the holders of shares of Series Seed Preferred will share ratably in any distribution of the funds and assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares of Series Seed Preferred held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

1.2           Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution, or winding up or Deemed Liquidation Event of the Corporation, after the payment of all preferential amounts required to be paid to the holders of shares of Series Seed Preferred as provided in Section 1.1, the remaining funds and assets available for distribution to the stockholders of the Corporation will be distributed among the holders of shares of Common Stock, pro rata based on the number of shares of Common Stock held by each such holder.

1.3           Deemed Liquidation Events.

1.3.1       Definition. Each of the following events is a “Deemed Liquidation Event” unless the Requisite Holders elect otherwise by written notice received by the Corporation at least five (5) days prior to the effective date of any such event:

(a)       a merger or consolidation in which (i) the Corporation is a constituent party or (ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for equity securities that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the equity securities of (1) the surviving or resulting party or (2) if the surviving or resulting party is a wholly owned subsidiary of another party immediately following such merger or consolidation, the parent of such surviving or resulting party; provided that, for the purpose of this Section 1.3.1, all shares of Common Stock issuable upon exercise of options outstanding immediately prior to such merger or consolidation or upon conversion of Convertible Securities (as defined below) outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, deemed to be converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged; or

(b)       the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or, if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation, except where such sale, lease, transfer or other disposition is to the Corporation or one or more wholly owned subsidiaries of the Corporation.

1.3.2       Amount Deemed Paid or Distributed. The funds and assets deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer or other disposition described in this Section 1.3 will be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board.

2.	Voting.

2.1           General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series Seed Preferred may cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series Seed Preferred held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Fractional votes shall not be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series Seed Preferred held by each holder could be converted) will be rounded to the nearest whole number (with one-half being rounded upward). Except as provided by law or by the other provisions of this Certificate of Incorporation, holders of Series Seed Preferred shall vote together with the holders of Common Stock as a single class on an as-converted basis, shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision of this Certificate of Incorporation, to notice of any stockholder meeting in accordance with the Bylaws of the Corporation.

2.2            Series Seed Preferred Protective Provisions. At any time when at least 25% of the initially issued shares of Series Seed Preferred remain outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the Requisite Holders, given in writing or by vote at a meeting, consenting, or voting (as the case may be) separately as a single class:

(a)       alter the rights, powers or privileges of the Series Seed Preferred set forth in the Certificate of Incorporation or Bylaws, as then in effect, in a way that adversely affects the Series Seed Preferred;

(b)       issue any new class or series of capital stock at a price less than the Original Issue Price for the Series Seed Preferred having rights, powers, or privileges set forth in the certificate of incorporation of the Corporation, as then in effect, that are senior to or on a parity with any series of Series Seed Preferred;

(c)       redeem or repurchase any shares of Common Stock (other than pursuant to employee or consultant agreements giving the Corporation the right to repurchase shares upon the termination of services pursuant to the terms of the applicable agreement); or

(d)       declare or pay any dividend or otherwise make a distribution to holders of Series Seed Preferred or Common Stock.

3.	Conversion. The holders of the Series Seed Preferred have the following conversion rights (the “Conversion Rights”):

3.1           Right to Convert.

3.1.1       Conversion Ratio. Each share of Series Seed Preferred is convertible, at the option of the holder thereof, at any time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price for the series of Series Seed Preferred by the Conversion Price for that series of Series Seed Preferred in effect at the time of conversion. The “Conversion Price” for each series of Series Seed Preferred means the Original Issue Price for such series of Series Seed Preferred, which initial Conversion Price, and the rate at which shares of Series Seed Preferred may be converted into shares of Common Stock, is subject to adjustment as provided in this Certificate of Incorporation.

3.1.2       Termination of Conversion Rights. Subject to Section 3.3.1 in the case of a Contingency Event herein, in the event of a liquidation, dissolution, or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights will terminate at the close of business on the last full day preceding the date fixed for the first payment of any funds and assets distributable on such event to the holders of Series Seed Preferred.

3.2          Fractional Shares. No fractional shares of Common Stock will be issued upon conversion of the Series Seed Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board. Whether or not fractional shares would be issuable upon such conversion will be determined on the basis of the total number of shares of Series Seed Preferred the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

3.3          Mechanics of Conversion.

3.3.1       Notice of Conversion. To voluntarily convert shares of Series Seed Preferred into shares of Common Stock, a holder of Series Seed Preferred shall surrender the certificate or certificates for the shares of Series Seed Preferred (or, if such registered holder alleges that any such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series Seed Preferred (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that the holder elects to convert all or any number of the shares of the Series Seed Preferred represented by the certificate or certificates and, if applicable, any event on which the conversion is contingent (a “Contingency Event”). The conversion notice must state the holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or such holder’s attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of the certificates (or lost certificate affidavit and agreement) and notice (or, if later, the date on which all Contingency Events have occurred) will be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such time. The Corporation shall, as soon as practicable after the Conversion Time, (a) issue and deliver to the holder, or to the holder’s nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion in accordance with the provisions of this Certificate of Incorporation and a certificate for the number (if any) of the shares of Series Seed Preferred represented by the surrendered certificate that were not converted into Common Stock, (b) pay in cash such amount as provided in Section 3.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (c) pay all declared but unpaid dividends on the shares of Series Seed Preferred converted.

3.3.2       Reservation of Shares. For the purpose of effecting the conversion of the Series Seed Preferred, the Corporation shall at all times while any share of Series Seed Preferred is outstanding, reserve and keep available out of its authorized but unissued capital stock, , that number of its duly authorized shares of Common Stock as may from time to time be sufficient to effect the conversion of all outstanding Series Seed Preferred; and if at any time the number of authorized but unissued shares of Common Stock is not be sufficient to effect the conversion of all then-outstanding shares of the Series Seed Preferred, the Corporation shall use its best efforts to cause such corporate action to be taken as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation. Before taking any action that would cause an adjustment reducing the Conversion Price of a series of Series Seed Preferred below the then-par value of the shares of Common Stock issuable upon conversion of such series of Series Seed Preferred, the Corporation shall take any corporate action that may be necessary so that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

3.3.3       Effect of Conversion. All shares of Series Seed Preferred that shall have been surrendered for conversion as provided in this Certificate of Incorporation shall no longer be deemed to be outstanding and all rights with respect to such shares will immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section 3.2, and to receive payment of any dividends declared but unpaid thereon. Any shares of Series Seed Preferred so converted shall be retired and cancelled and may not be reissued.

3.3.4       No Further Adjustment. Upon any conversion of shares of Series Seed Preferred, no adjustment to the Conversion Price of the applicable series of Series Seed Preferred will be made with respect to the converted shares for any declared but unpaid dividends on such series of Series Seed Preferred or on the Common Stock delivered upon conversion.

3.4           Adjustment for Stock Splits and Combinations. If the Corporation at any time or from time to time after the date on which the first share of a series of Series Seed Preferred is issued by the Corporation (such date referred to herein as the “Original Issue Date” for such series of Series Seed Preferred) effects a subdivision of the outstanding Common Stock, the Conversion Price for each series of Series Seed Preferred in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of that series will be increased in proportion to the increase in the aggregate number of shares of Common Stock outstanding. If the Corporation at any time or from time to time after the Original Issue Date for a series of Series Seed Preferred combines the outstanding shares of Common Stock, the Conversion Price for each series of Series Seed Preferred in effect immediately before the combination will be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Section 3.4 becomes effective at the close of business on the date the subdivision or combination becomes effective.

3.5           Adjustment for Certain Dividends and Distributions. If the Corporation at any time or from time to time after the Original Issue Date for a series of Series Seed Preferred makes or issues, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price for such series of Series Seed Preferred in effect immediately before the event will be decreased as of the time of such issuance or, in the event a record date has been fixed, as of the close of business on such record date, by multiplying such Conversion Price then in effect by a fraction:

(a)           the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of the issuance or the close of business on the record date, and

(b)           the denominator of which is the total number of shares of Common Stock issued and outstanding immediately before the time of such issuance or the close of business on the record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (i) if such record date has have been fixed and the dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, such Conversion Price shall be recomputed accordingly as of the close of business on such record date and there-after such Conversion Price shall be adjusted pursuant to this Section 3.5 as of the time of actual payment of such dividends or distributions; and (ii) no such adjustment shall be made if the holders of such series of Series Seed Preferred simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock that they would have received if all outstanding shares of such series of Series Seed Preferred had been converted into Common Stock on the date of the event.

3.6       Adjustments for Other Dividends and Distributions. If the Corporation at any time or from time to time after the Original Issue Date for a series of Series Seed Preferred shall makes or issues, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock), then and in each such event the Corporation shall make, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution to the holders of the series of Series Seed Preferred in an amount equal to the amount of securities as the holders would have received if all outstanding shares of such series of Series Seed Preferred had been converted into Common Stock on the date of such event.

3.7       Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date for a series of Series Seed Preferred the Common Stock issuable upon the conversion of such series of Series Seed Preferred is changed into the same or a different number of shares of any class or classes of stock of the Corporation, whether by recapitalization, reclassification, or otherwise (other than by a stock split or combination, dividend, distribution, merger or consolidation covered by Sections 3.4, 3.5, 3.6 or 3.8 or by Section 1.3 regarding a Deemed Liquidation Event), then in any such event each holder of such series of Series Seed Preferred may thereafter convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series Seed Preferred could have been converted immediately prior to such recapitalization, reclassification or change.

3.8       Adjustment for Merger or Consolidation. Subject to the provisions of Section 1.3, if any consolidation or merger occurs involving the Corporation in which the Common Stock (but not a series of Series Seed Preferred) is converted into or exchanged for securities, cash, or other property (other than a transaction covered by Sections 3.5, 3.6 or 3.7), then, following any such consolidation or merger, the Corporation shall provide that each share of such series of Series Seed Preferred will thereafter be convertible, in lieu of the Common Stock into which it was convertible prior to the event, into the kind and amount of securities, cash, or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of such series of Series Seed Preferred immediately prior to the consolidation or merger would have been entitled to receive pursuant to the transaction; and, in such case, the Corporation shall make appropriate adjustment (as determined in good faith by the Board) in the application of the provisions in this Section 3 with respect to the rights and interests thereafter of the holders of such series of Series Seed Preferred, to the end that the provisions set forth in this Section 3 (including provisions with respect to changes in and other adjustments of the Conversion Price of such series of Series Seed Preferred) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of such series of Series Seed Preferred.

3.9       Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price of a series of Series Seed Preferred pursuant to this Section 3, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 15 days thereafter, compute such adjustment or readjustment in accordance with the terms of this Certificate of Incorporation and furnish to each holder of such series of Series Seed Preferred a certificate setting forth the adjustment or readjustment (including the kind and amount of securities, cash, or other property into which such series of Series Seed Preferred is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of any series of Series Seed Preferred (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (a) the Conversion Price of such series of Series Seed Preferred then in effect and (b) the number of shares of Common Stock and the amount, if any, of other securities, cash, or property which then would be received upon the conversion of such series of Series Seed Preferred.

3.10       Mandatory Conversion. Upon either (a) the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the Requisite Holders at the time of such vote or consent, voting as a single class on an as-converted basis (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent, the “Mandatory Conversion Time”), (i) all outstanding shares of Series Seed Preferred will automatically convert into shares of Common Stock, at the applicable ratio described in Section 3.1.1 as the same may be adjusted from time to time in accordance with Section 3 and (ii) such shares may not be reissued by the Corporation.

3.11       Procedural Requirements. The Corporation shall notify in writing all holders of record of shares of Series Seed Preferred of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Series Seed Preferred pursuant to Section 3.10. Unless otherwise provided in this Certificate of Incorporation, the notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of the notice, each holder of shares of Series Seed Preferred shall surrender such holder’s certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 3. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or such holder’s attorney duly authorized in writing. All rights with respect to the Series Seed Preferred converted pursuant to Section 3.10, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 3.11. As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Series Seed Preferred, the Corporation shall issue and deliver to such holder, or to such holder’s nominee(s), a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Section 3.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Series Seed Preferred converted. Such converted Series Seed Preferred shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series Seed Preferred (and the applicable series thereof) accordingly.

4.            Dividends. The Corporation shall declare all dividends pro rata on the Common Stock and the Series Seed Preferred on a pari passu basis according to the number of shares of Common Stock held by such holders. For this purpose each holder of shares of Series Seed Preferred will be treated as holding the greatest whole number of shares of Common Stock then issuable upon conversion of all shares of Series Seed Preferred held by such holder pursuant to Section 3.

5.            Redemption. Unless prohibited by Delaware law governing distributions to stockholders, the Corporation shall have the right to redeem some or all of the outstanding shares of Series Seed Preferred at a price per share equal to the greater of the Original Issue Price or the latest issue price of capital stock of the Corporation sold or issued by the Corporation (the “Redemption Price”). The Redemption Price may be paid in U.S. Dollars or cryptocurrency, including a cryptocurrency issued by the Corporation. Redemption is not required to be ratable among all holders of the Series Seed Preferred. In connection with any redemption pursuant to this Section 5, the Corporation shall send written notice of the mandatory redemption (the “Redemption Notice”) to each holder of record of Series Seed Preferred being redeemed not less than 10 days prior to the redemption. Each Redemption Notice shall state: (i) the number of shares of Series Seed Preferred held by the holder that the Corporation shall redeem on the redemption date specified in the Redemption Notice; (ii) the redemption date and the Redemption Price; and (iii) that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series Seed Preferred to be redeemed. On or before the redemption date, each holder of shares of Series Seed Preferred to be redeemed on the redemption date, shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Series Seed Preferred represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series Seed Preferred shall promptly be issued to such holder. If the Redemption Notice shall have been duly given, and if on the redemption date the Redemption Price payable upon redemption of the shares of Series Seed Preferred to be redeemed on the redemption date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that the certificates evidencing any of the shares of Series Seed Preferred so called for redemption shall not have been surrendered, dividends with respect to such shares of Series Seed Preferred shall cease to accrue after the redemption date and all rights with respect to such shares shall forthwith after the redemption date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor. Any shares of Series Seed Preferred that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries will be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series Seed Preferred following any such redemption.

6.            Waiver. Any of the rights, powers, privileges and other terms of the Series Seed Preferred set forth herein may be waived prospectively or retrospectively on behalf of all holders of Series Seed Preferred by the affirmative written consent or vote of the holders of the Requisite Holders.

7.            Notice of Record Date. In the event:

(a)       the Corporation takes a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series Seed Preferred) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b)       of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(c)       of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation shall send or cause to be sent to the holders of the Series Seed Preferred a written notice specifying, as the case may be, (i) the record date for such dividend, distribution, or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Series Seed Preferred) will be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series Seed Preferred and the Common Stock. The Corporation shall send the notice at least 20 days before the earlier of the record date or effective date for the event specified in the notice.

8.            Notices. Except as otherwise provided herein, any notice required or permitted by the provisions of this Article V to be given to a holder of shares of Series Seed Preferred must be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and will be deemed sent upon such mailing or electronic transmission.

ARTICLE VI: PREEMPTIVE RIGHTS.

No stockholder of the Corporation has a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and the stockholder.

ARTICLE VII: STOCK REPURCHASES.

In accordance with Section 500 of the California Corporations Code, a distribution can be made without regard to any preferential dividends arrears amount (as defined in Section 500 of the California Corporations Code) or any preferential rights amount (as defined in Section 500 of the California Corporations Code) in connection with (i) repurchases of Common Stock issued to or held by employees, officers, directors, or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchases of Common Stock or Series Seed Preferred in connection with the settlement of disputes with any stockholder, or (iv) any other repurchase or redemption of Common Stock or Series Seed Preferred approved by the holders of Series Seed Preferred of the Corporation.

ARTICLE VIII: BYLAW PROVISIONS.

A.            AMENDMENT OF BYLAWS. Subject to any additional vote required by this Certificate of Incorporation or bylaws of the Corporation (the “Bylaws”), in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws.

B.           NUMBER OF DIRECTORS. Subject to any additional vote required by this Certificate of Incorporation, the number of directors of the Corporation will be determined in the manner set forth in the Bylaws.

C.           BALLOT. Elections of directors need not be by written ballot unless the Bylaws so provide.

D.           MEETINGS AND BOOKS. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws.

ARTICLE IX: DIRECTOR LIABILITY.

A.           LIMITATION. To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended. Any repeal or modification of the foregoing provisions of this Article IX by the stockholders will not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

B.           INDEMNIFICATION. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

C.           MODIFICATION. Any amendment, repeal, or modification of the foregoing provisions of this Article IX will not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

ARTICLE X: CORPORATE OPPORTUNITIES.

The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, or in being informed about, an Excluded Opportunity. “Excluded Opportunity” means any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Series Seed Preferred or any affiliate, partner, member, director, stockholder, employee, agent or other related person of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (a “Covered Person”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

ARTICLE XI: INCORPORATOR

The name and mailing address of the incorporator are as follows:

Delaware Business Incorporators, Inc.

3422 Old Capitol Trail, Ste 700

Wilmington, DE 19808

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this First Amended and Restated Certificate of Incorporation has been executed by the undersigned authorized officer of the Corporation on this 29th day of October, 2018.

/s/ Michael D. Winston
Michael D. Winston, CFA

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF “JET TOKEN INC.”, FILED IN THIS OFFICE ON THE THIRTY-FIRST DAY OF JANUARY, A.D. 2019, AT 6:52 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State

6915862 8100	Authentication: 202194212
SR# 20190651394	Date: 02-04-19

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 06:52 PM 01/31/2019 FILED 06:52 PM 01/31/2019 SR 20190651394 - File Number 6915862

JET TOKEN INC.

CERTIFICATE OF DESIGNATION OF

SERIES CF NON-VOTING PREFERRED SHARES

Effective Date: January 31, 2019

The Board hereby designates 25,000,000 (twenty five million) shares of the Preferred Stock of the Corporation as Series CF Non-Voting Preferred Stock in accordance with Article V of the Certificate of Incorporation of the Corporation.

The following rights, powers and privileges, and restrictions, qualifications and limitations, shall apply to the Series CF Non-Voting Preferred Stock.

Liquidation, Dissolution, or Winding Up; Certain Mergers, Consolidations and Asset Sales.

1.1           Payments to Holders of Series CF Non-Voting Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution, or winding up or Deemed Liquidation Event of the Corporation, after the payment of all preferential amounts required to be paid to the holders of shares of Series Seed Preferred, the remaining funds and assets available for distribution to the stockholders of the Corporation will be distributed among the holders of shares of Series CF Non-Voting Preferred Stock, pro rata based on the number of shares of Series CF Non-Voting Preferred Stock held by each such holder.

1.2           Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution, or winding up or Deemed Liquidation Event of the Corporation, after the payment of all preferential amounts required to be paid to the holders of shares of Series CF Non-Voting Preferred Stock, the remaining funds and assets available for distribution to the stockholders of the Corporation will be distributed among the holders of shares of Common Stock, pro rata based on the number of shares of Common Stock held by each such holder.

1.3           Deemed Liquidation Events.

1.3.1       Definition. Each of the following events is a “Deemed Liquidation Event” unless the Requisite Holders elect otherwise by written notice received by the Corporation at least five (5) days prior to the effective date of any such event:

(a)       a merger or consolidation in which (i) the Corporation is a constituent party or (ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for equity securities that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the equity securities of (1) the surviving or resulting party or (2) if the surviving or resulting party is a wholly owned subsidiary of another party immediately following such merger or consolidation, the parent of such surviving or resulting party; provided that, for the purpose of this Section 1.3.1, all shares of Common Stock issuable upon exercise of options outstanding immediately prior to such merger or consolidation or upon conversion of convertible securities of the Corporation outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, deemed to be converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged; or

(b)       the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or, if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation, except where such sale, lease, transfer or other disposition is to the Corporation or one or more wholly owned subsidiaries of the Corporation.

1.3.2       Amount Deemed Paid or Distributed. The funds and assets deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer or other disposition described in this Section 1.3 will be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board.

2.            Non-Voting. The shares of Series CF Non-Voting Preferred Stock shall not have voting rights at any meeting of the Stockholders of the Corporation and shall not be included in the definition of “Requisite Holders”.

3.            Conversion. Shares of Series CF Non-Voting Preferred Stock are convertible to Common Stock under certain circumstances (the “Conversion Rights”):

3.1           Conversion Terms.

3.1.1       Conversion Ratio. Each share of Series CF Non-Voting Preferred Stock is convertible, on a one to one basis, into such number of fully paid and nonassessable shares of Common Stock (the “Conversion Ratio”).

3.1.2       Termination of Conversion Rights. In the event of a liquidation, dissolution, or winding up of the Corporation or a Deemed Liquidation Event as such term is defined in the Certificate of Incorporation, the Conversion Rights will terminate at the close of business on the last full day preceding the date fixed for the first payment of any funds and assets distributable on such event to the holders of Series CF Non-Voting Preferred Stock.

3.2           Fractional Shares. No fractional shares of Common Stock will be issued upon conversion of the shares of Series CF Non-Voting Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board. Whether or not fractional shares would be issuable upon such conversion will be determined on the basis of the total number of shares of Series CF Non-Voting Preferred Stock the holder holds at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

3.3           Mechanics of Conversion.

3.3.1       Notice of Conversion. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of the certificates (or lost certificate affidavit and agreement) and notice (or, if later, the date on which all Contingency Events have occurred) will be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such time. The Corporation shall, as soon as practicable after the Conversion Time, (a) issue and deliver to the holder, or to the holder’s nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion in accordance with the provisions of the Certificate of Incorporation and a certificate for the number (if any) of the shares of Series CF Non-Voting Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (b) pay in cash such amount as provided in Section 3.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (c) pay all declared but unpaid dividends on the shares of Series CF Non-Voting Preferred Stock converted.

3.3.2       Reservation of Shares. For the purpose of effecting the conversion of the Series CF Non-Voting Preferred Stock, the Corporation shall at all times while any share of Series CF Non-Voting Preferred Stock is outstanding, reserve and keep available out of its authorized but unissued capital stock, that number of its duly authorized shares of Common Stock as may from time to time be sufficient to effect the conversion of all outstanding Series CF Non-Voting Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock is not be sufficient to effect the conversion of all then-outstanding shares of the Series CF Non-Voting Preferred Stock, the Corporation shall use its best efforts to cause such corporate action to be taken as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.

3.3.3       Effect of Conversion. All shares of Series CF Non-Voting Preferred Stock that shall have been surrendered for conversion as provided hereunder shall no longer be deemed to be outstanding and all rights with respect to such shares will immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section 3.2, and to receive payment of any dividends declared but unpaid thereon. Any shares of Series CF Non-Voting Preferred Stock so converted shall be retired and cancelled and may not be reissued.

3.4           Adjustment for Stock Splits and Combinations. If the Corporation at any time or from time to time after the date on which the first share of a series of Series CF Non-Voting Preferred Stock is issued by the Corporation (such date referred to herein as the “Original Issue Date” for such series of Series CF Non-Voting Preferred Stock) effects a subdivision of the outstanding Common Stock, the Conversion Ratio for each series of Series CF Non-Voting Preferred Stock in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each such share of Series CF Non-Voting Preferred Stock will be increased in proportion to the increase in the aggregate number of shares of Common Stock outstanding. If the Corporation at any time or from time to time after the Original Issue Date for the Series CF Non-Voting Preferred Stock combines the outstanding shares of Common Stock, the Conversion Ratio for the Series CF Non-Voting Preferred Stock in effect immediately before the combination will be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Section 3.4 becomes effective at the close of business on the date the subdivision or combination becomes effective.

3.5           Adjustments for Other Dividends and Distributions. If the Corporation at any time or from time to time after the Original Issue Date for the Series CF Non-Voting Preferred Stock shall makes or issues, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock), then and in each such event the Corporation shall make, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution to the holders of the Series CF Non-Voting Preferred Stock in an amount equal to the amount of securities as the holders of the Series CF Non-Voting Preferred Stock would have received if all outstanding shares of the Series CF Non-Voting Preferred Stock had been converted into Common Stock on the date of such event.

3.6            Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date for the Series CF Non-Voting Preferred Stock, the Common Stock issuable upon the conversion of the Series CF Non-Voting Preferred Stock is changed into the same or a different number of shares of any class or classes of stock of the Corporation, whether by recapitalization, reclassification, or otherwise (other than by a stock split or combination, dividend, distribution, merger or consolidation covered by Sections 3.4, 3.5, 3.6 or 3.8 or by Section 1.3 regarding a Deemed Liquidation Event), then in any such event each holder of Series CF Non-Voting Preferred Stock may thereafter convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series CF Non-Voting Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change.

3.7           Adjustment for Merger or Consolidation. Subject to the provisions of Section 1.3, if any consolidation or merger occurs involving the Corporation in which the Common Stock (but not the Series CF Non-Voting Preferred Stock) is converted into or exchanged for securities, cash, or other property (other than a transaction covered by Sections 3.5, 3.6 or 3.7), then, following any such consolidation or merger, the Corporation shall provide that each share of the Series CF Non-Voting Preferred Stock will thereafter be convertible, in lieu of the Common Stock into which it was convertible prior to the event, into the kind and amount of securities, cash, or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series CF Non-Voting Preferred Stock immediately prior to the consolidation or merger would have been entitled to receive pursuant to the transaction; and, in such case, the Corporation shall make appropriate adjustment (as determined in good faith by the Board) in the application of the provisions in this Section 3 with respect to the rights and interests thereafter of the holders of the Series CF Non-Voting Preferred Stock, to the end that the provisions set forth in this Section 3 (including provisions with respect to changes in and other adjustments of the Conversion Ratio of such series of Series CF Non-Voting Preferred Stock) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series CF Non-Voting Preferred Stock.

3.8           Mandatory Conversion. Upon either (a) the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended or (b) the date and time of the merger of the Corporation with and into another entity (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent, the “Mandatory Conversion Time”), (i) all outstanding shares of Series CF Non-Voting Preferred Stock will automatically convert into shares of Common Stock, at the applicable ratio described in Section 3.1.1 as the same may be adjusted from time to time in accordance with Section 3 and (ii) such shares may not be reissued by the Corporation.

3.9           Procedural Requirements. The Corporation shall notify in writing all holders of record of the Series CF Non-Voting Preferred Stock of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Series CF Non-Voting Preferred Stock pursuant to Section 3.10. Unless otherwise provided in this Certificate of Designation, the notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of the notice, each holder of shares of Series CF Non-Voting Preferred Stock shall surrender such holder’s certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 3. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or such holder’s attorney duly authorized in writing. All rights with respect to shares of Series CF Non-Voting Preferred Stock converted pursuant to Section 3.10, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 3.11. As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Series CF Non-Voting Preferred Stock, the Corporation shall issue and deliver to such holder, or to such holder’s nominee(s), a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Section 3.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Series CF Non-Voting Preferred Stock converted. Such converted Series CF Non-Voting Preferred Stock shall be retired and cancelled and may not be reissued, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series CF Non-Voting Preferred Stock (and the applicable series thereof) accordingly.

4.           Dividends. The Corporation shall declare all dividends on a pro rata basis on the Common Stock according to the number of shares of Common Stock into which the shares of Series CF Non-Voting Preferred Stock could be converted at the time of the declaration of such dividend

5.           Waiver. Any of the rights, powers, privileges and other terms of the Series CF Non-Voting Preferred Stock set forth herein may be waived prospectively or retrospectively on behalf of all holders of Series CF Non-Voting Preferred by the affirmative written consent or vote of the holders of the majority of the issued and outstanding shares of Series CF Non-Voting Preferred Stock.

6.           Notice of Record Date. In the event:

(a)           the Corporation takes a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series CF Non-Voting Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b)           of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation; or

(c)           of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation shall send or cause to be sent to the holders of the Series CF Non-Voting Preferred a written notice specifying, as the case may be, (i) the record date for such dividend, distribution, or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Series CF Non-Voting Preferred Stock) will be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series CF Non-Voting Preferred Stock and the Common Stock. The Corporation shall send the notice at least 20 days before the earlier of the record date or effective date for the event specified in the notice.

7.       Notices. Except as otherwise provided herein, any notice required or permitted by the provisions of this Certificate of Designation to be given to a holder of shares of Series CF Non-Voting Preferred Stock must be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and will be deemed sent upon such mailing or electronic transmission.

IN WITNESS WHEREOF, this action was executed effective as of the date first set forth above.

Jet Token Inc.

By:	/s/ Michael D. Winston
Michael D. Winston, President

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:39 PM 10/08/2019	CERTIFICATE OF AMENDMENT
FILED 03:39 PM 10/08/2019	TO THE
SR 20197444084 - File Number 6915862	AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

JET TOKEN INC.

Jet Token Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That the board of directors of the Corporation duly adopted a resolution declaring advisable the Amendment of the Amended and Restated Certificate of Incorporation of the Corporation and submitting the same to the shareholders of the Corporation for approval. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of the Corporation be amended as follows by:

(1) Deleting the first paragraph of Article V thereof and substituting the following:

The Corporation is authorized to issue three classes of stock which shall be designated, respectively, “Common Stock,” “Non-Voting Common Stock” and “Preferred Stock.” The total number of shares of stock that the corporation shall have authority to issue is 550,000,000 shares, consisting of (a) 300,000,000 shares of Common Stock, $0.0000001 par value per share, (b) 200,000,000 shares of Non-Voting Common Stock, $0.0000001 par value per share, and (c) Fifty Million (50,000,000) shares of Preferred Stock, $0.0000001 par value per share. The number of authorized shares of Common Stock or Non-Voting Common Stock may be increased or decreased by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote, but not below the number of shares thereof then outstanding or, in the case of Common Stock, required to be reserved for the conversion of any convertible securities or the exercise of any options or other instruments, in either case which are convertible or exercisable into shares of Common Stock). The Preferred Stock may be issued from time to time in one or more series, each of such series to consist of such number of shares and to have such terms, rights, powers and preferences, and the qualifications and limitations with respect thereto, as stated or expressed herein. As of the effective date of this Certificate of Incorporation, Ten Million (10,000,000) shares of the Preferred Stock of the Corporation are hereby designated “Series Seed Preferred” and Forty Million (40,000,000) shares of the Preferred Stock of the Corporation are undesignated Preferred Stock.

(2) Inserting the following Section immediately after the end of Article V, Section A:

A.-2	NON-VOTING COMMON STOCK

The following rights, powers privileges and restrictions, qualifications, and limitations apply to the Non-Voting Common Stock.

1.       General. The voting, dividend and liquidation rights of the holders of the Non-Voting Common Stock are subject to and qualified by the rights, powers and privileges of the holders of the Preferred Stock set forth in this Certificate of Incorporation.

2.       Non-Voting. The shares of Non-Voting Common Stock shall not have voting rights at any meeting of the stockholders of the Corporation.

3.       Conversion. Shares of Non-Voting Common Stock are convertible to Common Stock under certain circumstances (the “Conversion Rights”):

3.1       Conversion Terms.

3.1.1       Conversion Ratio. Each share of Non-Voting Common Stock is convertible, on a one to one basis, into such number of fully paid and nonassessable shares of Common Stock (the “Conversion Ratio”).

3.1.2       Termination of Conversion Rights. In the event of a liquidation, dissolution, or winding up of the Corporation or a Deemed Liquidation Event (as defined below), the Conversion Rights will terminate at the close of business on the last full day preceding the date fixed for the first payment of any funds and assets distributable on such event to the holders of Non-Voting Common Stock. Each of the following events is a “Deemed Liquidation Event” unless the Requisite Holders elect otherwise by written notice received by the Corporation at least five (5) days prior to the effective date of any such event:

(a)       a merger or consolidation in which (i) the Corporation is a constituent party or (ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for equity securities that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the equity securities of (1) the surviving or resulting party or (2) if the surviving or resulting party is a wholly owned subsidiary of another party immediately following such merger or consolidation, the parent of such surviving or resulting party; provided that, for the purpose of this Section 3.1.2, all shares of Common Stock issuable upon exercise of options outstanding immediately prior to such merger or consolidation or upon conversion of convertible securities of the Corporation outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, deemed to be converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged; or

(b)       the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or, if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation, except where such sale, lease, transfer or other disposition is to the Corporation or one or more wholly owned subsidiaries of the Corporation.

3.2       Fractional Shares. No fractional shares of Common Stock will be issued upon conversion of the shares of Non-Voting Common Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board. Whether or not fractional shares would be issuable upon such conversion will be determined on the basis of the total number of shares of Non-Voting Common Stock the holder holds at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

3.3       Mechanics of Conversion.

3.3.1.       Notice of Conversion. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of the certificates (or lost certificate affidavit and agreement), if any, and notice (or, if later, the date on which all Contingency Events have occurred) will be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares of Non-Voting Common Stock shall be deemed to be outstanding of record as of such time. The Corporation shall, as soon as practicable after the Conversion Time, (a) issue and deliver to the holder, or to the holder’s nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion in accordance with the provisions of the Certificate of Incorporation (or if uncertificated, and (b) pay in cash such amount as provided in Section 3.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (c) pay all declared but unpaid dividends on the shares of Non-Voting Common Stock converted, if any.

3.3.2.       Reservation of Shares. For the purpose of effecting the conversion of the Non-Voting Common Stock, the Corporation shall at all times while any share of Non-Voting Common Stock is outstanding, reserve and keep available out of its authorized but unissued capital stock, that number of its duly authorized shares of Common Stock as may from time to time be sufficient to effect the conversion of all outstanding Non-Voting Common Stock; and if at any time the number of authorized but unissued shares of Common Stock is not be sufficient to effect the conversion of all then-outstanding shares of the Non-Voting Common Stock, the Corporation shall use its best efforts to cause such corporate action to be taken as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.

3.3.3.       Effect of Conversion. All shares of Non-Voting Common Stock that shall have been surrendered for conversion as provided hereunder shall no longer be deemed to be outstanding and all rights with respect to such shares will immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section 3.2, and to receive payment of any dividends declared but unpaid thereon. Any shares of Non-Voting Common Stock so converted shall be retired and cancelled and may not be reissued.

3.4       Adjustment for Stock Splits and Combinations. If the Corporation at any time or from time to time after the date on which the first share of Non-Voting Common Stock is issued by the Corporation (such date referred to herein as the “Non-Voting Common Original Issue Date”) effects a subdivision of the outstanding Common Stock, the Conversion Ratio for the Non-Voting Common Stock in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each such share of Non-Voting Common Stock will be increased in proportion to the increase in the aggregate number of shares of Common Stock outstanding. If the Corporation at any time or from time to time after the Non-Voting Common Original Issue Date combines the outstanding shares of Common Stock, the Conversion Ratio for the Non-Voting Common Stock in effect immediately before the combination will be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Section 3.4 becomes effective at the close of business on the date the subdivision or combination becomes effective.

3.5       Adjustment for Certain Dividends and Distributions. If the Corporation at any time or from time to time after the Non-Voting Common Original Issue Date makes or issues, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price for the Non-Voting Common Stock in effect immediately before the event will be decreased as of the time of such issuance or, in the event a record date has been fixed, as of the close of business on such record date, by multiplying such Conversion Price then in effect by afraction:

(a)       the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of the issuance or the close of business on the record date, and

(b)       the denominator of which is the total number of shares of Common Stock issued and outstanding immediately before the time of such issuance or the close of business on the record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (i) if such record date has have been fixed and the dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, such Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter such Conversion Price shall be adjusted pursuant to this Section 3.5 as of the time of actual payment of such dividends or distributions; and (ii) no such adjustment shall be made if the holders of Non-Voting Common Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock that they would have received if all outstanding shares of Non-Voting Common Stock had been converted into Common Stock on the date of the event.

3.6       Adjustments for Other Dividends and Distributions. If the Corporation at any time or from time to time after the Non-Voting Common Original Issue Date makes or issues, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock), then and in each such event the Corporation shall make, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution to the holders of Non-Voting Common Stock in an amount equal to the amount of securities as the holders of the Non-Voting Common Stock would have received if all outstanding shares of the Non-Voting Common Stock had been converted into Common Stock on the date of such event.

3.7       Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Non-Voting Common Original Issue Date, the Common Stock issuable upon the conversion of the Non-Voting Common Stock is changed into the same or a different number of shares of any different class or classes of stock of the Corporation, whether by recapitalization, reclassification, or otherwise (other than by a stock split or combination, dividend, distribution, merger or consolidation covered by Sections 3.4,3.5,3.6 or 3.8 or a Deemed Liquidation Event covered by Section 5 and Section 3.1.2), then in any such event each share of Non-Voting Common Stock will thereafter be convertible into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change, based on the number of shares of Common Stock into which such shares of Non-voting Common Stock could have been converted immediately prior to such recapitalization, reclassification or change, and otherwise in accordance with the provisions of this Certificate of Incorporation.

3.8       Adjustment for Merger or Consolidation. Subject to the provisions of Section 1.3, if any consolidation or merger occurs involving the Corporation in which the Common Stock (but not the Non-Voting Common Stock) is converted into or exchanged for securities, cash, or other property (other than a transaction covered by Sections 3.5,3.6 or 3.7 or a Deemed Liquidation Event covered by Section 5 and Section 3.1.2), then, following any such consolidation or merger, the Corporation shall provide that each share of the Non-Voting Common Stock will thereafter be convertible, in lieu of the Common Stock into which it was convertible prior to the event, into the kind and amount of securities, cash, or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Non-Voting Common Stock immediately prior to the consolidation or merger would have been entitled to receive pursuant to the transaction; and, in such case, the Corporation shall make appropriate adjustment (as determined in good faith by the Board) in the application of the provisions in this Section 3 with respect to the rights and interests thereafter of the holders of the Non-Voting Common Stock, to the end that the provisions set forth in this Section 3 (including provisions with respect to changes in and other adjustments of the Conversion Ratio of such Non-Voting Common Stock) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Non-Voting Common Stock.

3.9       Mandatory Conversion. Upon either (a) the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended or (b) the date and time of the merger of the Corporation with and into another entity (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent, the “Mandatory Conversion Time”), (i) all outstanding shares of Non-Voting Common Stock will automatically convert into shares of Common Stock, at the applicable ratio described in Section 3.1.1 as the same may be adjusted from time to time in accordance with Section 3 and (ii) such shares may not be reissued by the Corporation.

3.10       Procedural Requirements. The Corporation shall notify in writing all holders of record of the Non-Voting Common Stock of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Non-Voting Common Stock pursuant to Section 3.9. Unless otherwise provided in this Certificate of Incorporation, the notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of the notice, each holder of shares of Non-Voting Common Stock shall surrender such holder’s certificate or certificates, if any, for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice, and, unless such shares of Common Stock are uncertificated, shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 3. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or such holder’s attorney duly authorized in writing. All rights with respect to shares of Non-Voting Common Stock converted pursuant to Section 3.9, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates, if any, or lost certificate affidavit and agreement therefor, to receive the items provided for in the next sentence of this Section 3.10. As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Non-Voting Common Stock, if any, the Corporation shall issue and deliver to such holder, or to such holder’s nominee(s), a certificate or certificates for the number of full shares of Common Stock issuable on such conversion, if such shares are certificated, in accordance with the provisions hereof, together with cash as provided in Section 3.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Non-Voting Common Stock converted. Such converted Non-Voting Common Stock shall be retired and cancelled and may not be reissued, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Non-Voting Common Stock accordingly.

4.       Dividends. The Corporation shall declare all dividends on a pro rata basis on the Common Stock and the Non-Voting Common Stock according to the number of shares of Common Stock into which the shares of Non-Voting Common Stock could be converted at the time of the declaration of such dividend.

5.       Liquidation, Dissolution, or Winding Up; Certain Mergers, Consolidations and Asset Sales. In the event of any voluntary or involuntary liquidation, dissolution, or winding up or Deemed Liquidation Event of the Corporation, after the payment of all preferential amounts required to be paid to the holders of shares of Preferred Stock, the remaining funds and assets available for distribution to the stockholders of the Corporation will be distributed among the holders of shares of Non-Voting Common Stock and Common Stock, pro rata based on the number of shares of Common Stock into which the Non-Voting Common Stock is convertible at the time of distribution of such funds or assets.

6.       Waiver. Any of the rights, powers, privileges and other terms of the Non-Voting Common Stock set forth herein may be waived prospectively or retrospectively on behalf of all holders of Non-Voting Common Stock by the affirmative written consent or vote of the holders of the majority of the issued and outstanding shares of Non-Voting Common Stock.

7.       Notice of Record Date. In the event:

(a)       the Corporation takes a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Non-Voting Common Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b)       of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation; or

(c)       of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation shall send or cause to be sent to the holders of the Non-Voting Common Stock a written notice specifying, as the case may be, (i) the record date for such dividend, distribution, or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Non-Voting Common Stock) will be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Non-Voting Common Stock and the Common Stock. The Corporation shall send the notice at least 20 days before the earlier of the record date or effective date for the event specified in the notice.

8.       Notices. Except as otherwise provided herein, any notice required or permitted by the provisions of this Certificate of Incorporation to be given to a holder of shares of Non-Voting Common Stock must be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and will be deemed sent upon such mailing or electronic transmission.

RESOLVED FURTHER, that the foregoing resolutions be submitted to the shareholders of the Corporation for approval in accordance with §242 of the General Corporation Law of the State of Delaware.

SECOND: That thereafter, in accordance with §228 of the General Corporation Law of the State of Delaware and the bylaws of Corporation, the stockholder of the Corporation constituting the holder of outstanding shares of capital stock having not less than the minimum number of votes that would be necessary to authorize or take the actions set forth herein at a meeting of stockholders at which all shares entitled to vote thereon were present and voted, executed a written consent approving the Amendment of the Amended and Restated Certificate of Incorporation of the Corporation.

THIRD: That the amendment was duly adopted in accordance with the provisions of §242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by the undersigned this 1st day of October, 2019.

By:	/s/ George Murnane
Name:	George Murnane
Title:	President and Chief Executive Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:20 PM 11/22/2019	CERTIFICATE OF AMENDMENT
FILED 04:20 PM 11/22/2019	TO THE
SR 20198259935 - File Number 6915862	AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
JET TOKEN INC.

Jet Token Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That the board of directors of the Corporation duly adopted a resolution declaring advisable the Amendment of the Amended and Restated Certificate of Incorporation of the Corporation and submitting the same to the stockholders of the Corporation for approval. The resolution setting forth the proposed amendment is as follows:

RESOLVED: That the Amended and Restated Certificate of Incorporation of the Corporation be amended as follows by:

(1)       Deleting the Section 3.3.1 of Section A-2 of Article V thereof and substituting the following:

3.3.1. [intentionally omitted].

(2)       Deleting the Section 3.5 of Section A-2 of Article V thereof and substituting the following:

3.5       Adjustment for Certain Dividends and Distributions. If the Corporation at any time or from time to time after the Non-Voting Common Original Issue Date makes or issues, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Ratio for the Non-Voting Common Stock in effect immediately before the event will be decreased as of the time of such issuance or, in the event a record date has been fixed, as of the close of business on such record date, by multiplying such Conversion Ratio then in effect by a fraction:

(a)       the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of the issuance or the close of business on the record date, and

(b)       the denominator of which is the total number of shares of Common Stock issued and outstanding immediately before the time of such issuance or the close of business on the record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (i) if such record date has have been fixed and the dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, such Conversion Ratio shall be recomputed accordingly as of the close of business on such record date and thereafter such Conversion Ratio shall be adjusted pursuant to this Section 3.5 as of the time of actual payment of such dividends or distributions; and (ii) no such adjustment shall be made if the holders of Non-Voting Common Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock that they would have received if all outstanding shares of Non-Voting Common Stock had been converted into Common Stock on the date of the event.

RESOLVED FURTHER: That the foregoing resolutions be submitted to the stockholders of the Corporation for approval in accordance with §242 of the General Corporation Law of the State of Delaware.

SECOND: That thereafter, in accordance with §228 of the General Corporation Law of the State of Delaware and the bylaws of Corporation, the stockholder of the Corporation constituting the holder of outstanding shares of capital stock having not less than the minimum number of votes that would be necessary to authorize or take the actions set forth herein at a meeting of stockholders at which all shares entitled to vote thereon were present and voted, executed a written consent approving the Amendment of the Amended and Restated Certificate of Incorporation of the Corporation.

THIRD: That the amendment was duly adopted in accordance with the provisions of §242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by the undersigned this 22nd day of November, 2019.

By:	/s/ George Murnane

Name:	George Murnane
Title:	President and Chief Executive Officer